AMENDMENT NO. 2

TO

AMENDED AND RESTATED MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment dated as of March 1, 2023, amends the Amended and Restated Master Investment Advisory Agreement (the “Agreement”), dated July 1, 2020, between AIM Investment Securities Funds (Invesco Investment Securities Funds), a Delaware statutory trust, and Invesco Advisers, Inc., a Delaware corporation, as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to add Invesco SMA High Yield Bond Fund;

NOW, THEREFORE, the parties agree that:

1.	Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

“APPENDIX A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement

Invesco Corporate Bond Fund	February 12, 2010

Invesco Global Real Estate Fund	April 29, 2005

Invesco Government Money Market Fund	June 1, 2000

Invesco High Yield Bond Factor Fund	May 24, 2019

Invesco High Yield Fund	June 1, 2000

Invesco Income Fund	June 1, 2000

Invesco Intermediate Bond Factor Fund	May 24, 2019

Invesco Real Estate Fund	October 29, 2003

Invesco Short Duration Inflation Protected Fund	June 1, 2000

Invesco Short Term Bond Fund	August 29, 2002

Invesco SMA High Yield Bond Fund	[March 1, 2023]

Invesco U.S. Government Money Portfolio	May 24, 2019

APPENDIX B

COMPENSATION TO THE ADVISER

The Trust shall pay the Adviser, out of the assets of each Fund, as full compensation for all services rendered, an advisory fee for such Funds as set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Funds for the calendar year computed in the manner used for the determination of the net asset value of shares of such Funds.

Invesco Corporate Bond Fund

Net Assets	Annual Rate
First $500 million	0.42%
Next $750 million	0.35%
Over $1.25 billion	0.22%

Invesco Global Real Estate Fund

Invesco Real Estate Fund

Net Assets	Annual Rate
First $250 million	0.75%
Next $ 250 million	0.74%
Next $ 500 million	0.73%
Next $1.5 billion	0.72%
Next $2.5 billion	0.71%
Next $2.5 billion	0.70%
Next $2.5 billion	0.69%
Over $10 billion	0.68%

Invesco Government Money Market Fund

Net Assets	Annual Rate
All Assets	0.15%

Invesco High Yield Bond Factor Fund

Net Assets	Annual Rate
First $2 billion	0.37%
Over $2 billion	0.35%

Invesco High Yield Fund

Net Assets	Annual Rate
First $200 million	0.625%
Next $300 million	0.55%
Next $500 million	0.50%
Over $ 1 billion	0.45%

Invesco Income Fund

Net Assets	Annual Rate
First $200 million	0.50%
Next $300 million	0.40%
Next $500 million	0.35%
Next $19.5 billion	0.30%
Over $ 20.5 billion	0.24%

Invesco Intermediate Bond Factor Fund

Net Assets	Annual Rate
First $2 billion	0.25%
Over $2 billion	0.23%

Invesco Short Duration Inflation Protected Fund

Net Assets	Annual Rate
First $500 million	0.20%
Over $500 million	0.175%

Invesco Short Term Bond Fund

Net Assets	Annual Rate
First $500 million	0.350%
Next $ 500 million	0.325%
Next $ 1.5 billion	0.300%
Next $ 2.5 billion	0.290%
Over $5 billion	0.280%

Invesco SMA High Yield Bond Fund

Net Assets	Annual Rate
All Assets	0.00%

Invesco U.S. Government Money Portfolio*

Net Assets	Annual Rate
First $500 million	0.45%
Next $500 million	0.425%
Next $500 million	0.40%
Next $1.5 billion	0.375%
Over $ 3 billion	0.35%

*	The advisory fee payable by the Fund shall be reduced by any amounts paid by such Fund under the Administrative Services Agreement between such Fund and Invesco Advisers, Inc.”

2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.

AIM INVESTMENT SECURITIES FUNDS
INVESCO INVESTMENT SECURITIES FUNDS)

By:	/s/ John M. Zerr
John M. Zerr
Senior Vice President

INVESCO ADVISERS, INC.

By:	/s/ Melanie Ringold
Melanie Ringold
Senior Vice President & Secretary